Exhibit 99.1
Aqua America, Inc.
401(k) Plan
(Formerly Aqua America, Inc. 401(k) and Profit Sharing Plan)
Financial Report
December 31, 2008

Aqua America, Inc. 401(k) Plan
Table of Contents
December 31, 2008 and 2007

Page

Report of Independent Registered Public Accounting Firm	1

Financial Statements

Statements of Net Assets Available for Benefits	2
Statements of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	4

Supplementary Schedules

Schedule of Assets (Held at End of Year)	20
Schedule of Reportable Transactions	22

Report of Independent Registered Public Accounting Firm
To the Plan Administrator
Aqua America, Inc. 401(k) Plan
We have audited the accompanying statements of net assets available for benefits of Aqua America, Inc. 401(k) Plan (formerly the Aqua America, Inc. 401(k) and Profit Sharing Plan) (the Plan) as of December 31, 2008 and 2007, and the related statements of changes in net assets available for benefits for the years then ended. The Plan’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As more fully discussed in Note 1, effective January 1, 2008, the Plan changed its name from the Aqua America, Inc. 401(k) and Profit Sharing Plan to the Aqua America, Inc. 401(k) Plan. In addition, the Aqua America, Inc. Thrift Plan, the Aqua America, Inc. Employees 401(k) Savings Plan and Trust and the Personal Savings Plan for Local 473 Employees of the Philadelphia Suburban Division of Aqua Pennsylvania, Inc. were merged into the Plan.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2008 and 2007, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary schedules of assets (held at end of year) as of December 31, 2008 and reportable transactions for the year then ended are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplementary schedules are the responsibility of the Plan’s management. These supplementary schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ BEARD MILLER COMPANY LLP
Beard Miller Company LLP
Malvern, Pennsylvania
June 24, 2009

Aqua America, Inc. 401(k) Plan
Statements of Net Assets Available for Benefits
December 31, 2008 and 2007

	2008	2007

Assets

Investments, at fair value	$90,853,746	$11,179,553

Cash and cash equivalents	2,107	—

Employer contributions receivable	641,557	467,913
Participants’ contributions receivable	67,672	36,489

Net assets reflecting all investments at fair value	91,565,082	11,683,955

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	312,474	16,471

Net Assets Available for Benefits	$91,877,556	$11,700,426

See notes to financial statements.

Aqua America, Inc. 401(k) Plan
Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2008 and 2007

	2008	2007

Investment Income (Loss)
Interest and Dividends	$3,971,187	$603,058
Net depreciation in fair value of investments	(24,505,682)	(101,845)

Total Investment Income (Loss)	(20,534,495)	501,213

Contributions
Employer	2,053,971	865,687
Participants	5,326,121	1,316,488
Participant rollovers	601,977	37,560

Total Contributions	7,982,069	2,219,735

Plan Transfers from
Aqua America, Inc. Employees 401(k) Savings Plan and Trust	45,283,091	8,564
Aqua America, Inc. Thrift Plan	39,386,712	—
Personal Savings Plan for Local 473 Employees of the Philadelphia Suburban Division of Aqua Pennsylvania, Inc.	14,097,064	—
Hydraulics, Ltd. Retirement Plan	—	93,941

Total Plan Transfers	98,766,867	102,505

Benefits Paid to Participants	(6,030,802)	(885,979)

Administrative Expenses	(6,509)	(2,484)

Net Increase in Net Assets Available for Benefits	80,177,130	1,934,990

Net Assets Available for Benefits — Beginning of Year	11,700,426	9,765,436

Net Assets Available for Benefits — End of Year	$91,877,556	$11,700,426

See notes to financial statements.

Aqua America, Inc. 401(k) Plan
Notes to Financial Statements
December 31, 2008 and 2007
Note 1 — Description of Plan
The following description of the Aqua America, Inc. 401(k) Plan (the “Plan”), formerly known as the Aqua America, Inc. 401(k) and Profit Sharing Plan, is provided for general information purposes only. Participants should refer to the Plan document for more complete information.
General
The Plan is a defined contribution plan sponsored by Aqua America, Inc. Direct and indirect subsidiaries of Aqua America, Inc. that adopt the Plan are participating employers. All participating employers are referred to herein as the “Company”. The Plan is designed to conform to all the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and with the applicable provisions of the Internal Revenue Code and the regulations thereunder.
Effective January 1, 2008, the Plan’s name was changed from the Aqua America, Inc. 401(k) and Profit Sharing Plan to the Aqua America, Inc. 401(k) Plan and the Aqua America, Inc. Thrift Plan, the Aqua America, Inc. Employees 401(k) Savings Plan and Trust and the Personal Savings Plan for Local 473 Employees of the Philadelphia Suburban Division of Aqua Pennsylvania, Inc., plans sponsored by Aqua America, Inc. or its subsidiaries, were merged into the Plan. Until on or about June 2, 2008, multiple Trust Funds were maintained under the Aqua America, Inc. 401(k) Plan; on or about June 2, 2008, the assets of the Trust Funds were combined resulting in combined plan assets held by the trustee in one fund (“Trust Fund”) under the Plan with T. Rowe Price Trust Company appointed as the Trustee for the Aqua America, Inc. 401(k) Plan.
Eligibility
Prior to January 1, 2008, employees of the Company who were hired on or after April 1, 2003 were eligible to participate in the Plan. Notwithstanding the foregoing, the following were excluded: (i) bargaining unit employees unless their union contract provides for participation in the Plan, (ii) leased employees, (iii) nonresident aliens and (iv) persons performing services who are classified by the Company as other common law employees. If eligible, employees became participants in the Plan on the January 1, April 1, July 1, or October 1 coinciding with or next following the later of the completion of six months of service or the date the employee becomes a member of an eligible class of employees.

Aqua America, Inc. 401(k) Plan
Notes to Financial Statements
December 31, 2008 and 2007
Note 1 — Description of Plan (Continued)
Eligibility (Continued)
Effective January 1, 2008, covered employees are any employees other than: (i) bargaining unit employees unless their union contract provides for participation in the Plan, (ii) leased employees, (iii) nonresident aliens and (iv) persons performing services who are classified by the Company as other common law employees. There are four groups of covered employees following the merger of the Plan, designated as follows:
•	Group 1 Covered Employee: any covered employee who was a Participant in the Aqua America, Inc. Thrift Plan on December 31, 2007; and any employee who was not a participant on June 1, 2008, other than an employee classified as a seasonal employee shall become a participant in the Plan on the date on which the participant becomes a covered employee.
•	Group 2 Covered Employee: any covered employee who was a Participant in the Aqua America, Inc. Employees 401(k) Savings Plan and Trust on December 31, 2007.
•	Group 3 Covered Employee: any covered employee who was a Participant in the Plan on December 31, 2007; any covered non-union employees of New York Water Service Corporation as of January 1, 2007; any covered employee hired by Aqua New York of Sea Cliff, Inc. hired after the date Aqua New York of Sea Cliff, Inc. became an affiliate of Aqua America, Inc; any person who is a covered employee of any other entity that becomes an affiliate of Aqua America, Inc. on or after April 1, 2003 and that adopts the Plan as a participating employer; any covered employee hired or rehired on or after April 1, 2003 (except an employee rehired after March 2003 and prior to August 6, 2003 who was eligible to participate in another 401(k) plan of an employer; an employee of Aqua New York of Sea Cliff, Inc. on the date it became an affiliate), and any employee, other than an employee classified as a seasonal employee shall become a participant in the Plan on the later of his employment commencement date or the date on which he becomes a covered employee.
•	Group 4 Covered Employee: any covered employee who was a Participant in the Personal Savings Plan for Local 473 Employees of the Philadelphia Suburban Division of Aqua Pennsylvania, Inc. on December 31, 2007, and any employee who was not a participant on June 1, 2008, other than an employee classified as a seasonal employee shall become a participant in the Plan on the date on which he becomes a covered employee.
In addition, any seasonal employee of Group 1, Group 3, and Group 4 who was not a participant on June 1, 2008 shall become a participant in the Plan as of the first day of a calendar quarter coincident with or next following the date on which he first completes one year of service, provided he is a covered employee on such date.

Aqua America, Inc. 401(k) Plan
Notes to Financial Statements
December 31, 2008 and 2007
Note 1 — Description of Plan (Continued)
Contributions
Participants may elect to contribute from 1% to 25% (15% for Group 1, 2 and 3 participants who are highly compensated) of their pretax compensation pursuant to a salary deferral election, up to an annual maximum permitted under applicable laws and regulations governing 401(k) plans of $15,500 in 2008 and 2007, which are partially matched by the Company. Participants may also invest from 1% to 10% of their after-tax compensation, which is not matched by the Company. Additionally, participants who are age 50 or who will attain age 50 prior to the end of the plan year may make an additional deferral contribution (“Catch-Up”), provided the participant made the maximum amount of deferral contributions permitted under the Plan. The maximum annual amount of allowable catch-up contribution for 2008 and 2007 is $5,000. Participants may also make transfers between funds or suspend their contributions at any time, and may contribute amounts representing distributions from other qualified defined benefit or contribution plans (“Rollovers”).
The Plan provides for employer contributions as follows:
Employer Matching Contributions
Prior to January 1, 2008, the Company made a matching contribution equal to 50% of the first 6% of a participant’s compensation which was contributed to the Plan on a pre-tax basis. Matching contributions were made to the Plan in the form of cash that was used for the purchase of Aqua America, Inc. common stock.
Effective January 1, 2008 the employer matching contributions are as follows:
•	Groups 1 and 3: The Company will make a matching contribution equal to 50% of the first 6% of a participant’s compensation which is contributed to the Plan on a pre-tax basis. Matching contributions will be made to the Plan in the form of cash that is used for the purchase of Aqua America, Inc. common stock. Employees of New York Water Service Corporation are not eligible for employer matching contributions.
•	Group 2: The Company will make a matching contribution equal to 40% of a participant’s compensation which is contributed to the Plan on a pre-tax basis, up to a maximum of $1,040 per year.
•	Group 4: The Company will make a matching contribution equal to 50% of the first 4% of a participant’s compensation which is contributed to the Plan on a pre-tax basis.

Aqua America, Inc. 401(k) Plan
Notes to Financial Statements
December 31, 2008 and 2007
Note 1 — Description of Plan (Continued)
Contributions (Continued)
Discretionary Contributions
The Company may make additional discretionary contributions to the Plan for the benefit of active participants. Prior to January 1, 2008, discretionary contributions were allocated to active participants on a pro-rated basis based on each participants compensation compared to the compensation of all active participants. Effective January 1, 2008 discretionary contributions are allocated to active Group 1 and Group 3 participant accounts on a pro-rated basis based on each participant’s compensation compared to the compensation of all active participants in Group 1 and Group 3. Group 2 and Group 4 are not eligible for discretionary contributions. This discretionary contribution will be made to the Plan in the form of cash that is used for the purchase of Aqua America, Inc. common stock. The Company did not make any discretionary contributions for 2008 or 2007.
Employer Profit Sharing Contributions
The Company may, at its discretion, make a profit sharing contribution to the Plan to benefit all Group 3 eligible employees as of the last date of the Plan year. Prior to January 1, 2008, the profit sharing contribution was made to all eligible employees. The profit sharing contribution will be made in the form of cash. The Company made profit sharing contributions relating to plan year 2008 and plan year 2007 of $619,157 and $456,797, respectively.
Employer Performance Contributions
The Company may, at its discretion, make an employer performance contribution on behalf of eligible participants if certain established performance goals are achieved. Performance contributions are to be made to the Plan in the form of cash, Company stock, or any combination thereof. The Company did not make any performance contributions during 2008 and 2007.
Participants’ Accounts
Each participant’s account is credited with the participant’s contribution and allocations of the Company’s contribution and Plan earnings or losses. Allocations are based on participant contributions or account balances, as defined by the Plan document.

Aqua America, Inc. 401(k) Plan
Notes to Financial Statements
December 31, 2008 and 2007
Note 1 — Description of Plan (Continued)
Vesting
Each participant will always be 100% vested in the balances in their deferral contribution, voluntary contribution, discretionary contribution, employer performance contribution and rollover contribution accounts. Effective January 1, 2008, Group 2 covered employees are 100% vested in their employer matching contributions. Group 3 covered employees become 100% vested in their employer matching and profit sharing contributions after three years of service. Vesting for Group 1 and Group 4 covered employees employer matching contributions is in accordance with the following schedule:

Years of Service *	% Vested

Less than 2	0%
2 but less than 3	20%
3 but less than 4	40%
4 but less than 5	60%
5 but less than 6	80%
6 or more	100%

*	A “year of service” for vesting purposes means each plan year (the calendar year) in which the participant is credited with 1,000 or more hours of service.
Prior to January 1, 2008, participant vesting was the same as mentioned above for Group 3 covered employees.
Common Stock Fund
Matching contributions and discretionary contributions may be made in cash or invested in Aqua America, Inc. common stock. Participants who are 100% vested in this fund have an opportunity to elect that any dividends with respect to Aqua America, Inc. common stock held be paid in cash to the participant rather than being allocated to their account to be invested in additional shares of Aqua America, Inc. common stock.
Investment Options
Participants can direct, at the time they enroll in the Plan, that their salary deferral and voluntary contributions be invested entirely in one of the funds offered by the Plan or divided among the funds. Subject to compliance with applicable state and federal securities laws, the Plan also permits participants to acquire an interest in Aqua America, Inc. common stock. Participants may change their investment instructions and reinvest their contributions in a different fund or funds at any time.

Aqua America, Inc. 401(k) Plan
Notes to Financial Statements
December 31, 2008 and 2007
Note 1 — Description of Plan (Continued)
Payment of Benefits
Distributions from the Plan are normally made shortly after the participant’s retirement, death or disability. If the participant’s account balance does not exceed $1,000, the participant will receive a lump-sum distribution as soon as practicable following termination of employment. If the account balance is greater than $1,000 but less than $5,000 and the participant does not elect to receive the distribution directly, then the trustee will pay the distribution in a direct rollover to an individual retirement plan designated by the Plan Administrator. Withdrawals will be made in cash or shares of Aqua America, Inc. common stock, to the extent permitted by law. Under certain circumstances, a participant may withdraw all or a portion of the employee contributions while still employed.
Loans Due from Participants
Participants may borrow funds from their account balance in amounts that do not exceed the lesser of $50,000 or 50% of their vested account balance for a period not to exceed five years, unless the loan is used to purchase the participant’s principal residence. Repayment is made through payroll deductions. All new loans are issued at an interest rate of prime plus 1%.
Plan Forfeitures
Forfeited non-vested accounts are used first to restore any non-vested amounts (if a participant received a distribution and forfeited his non-vested account and resumed employment as a covered employee and repays the full amount of the distribution to the Plan prior to the earlier of (a) five years after the date on which he/she was reemployed or (b) the close of the first period of five consecutive one-year breaks-in-service, commencing after the distribution) which shall then be applied as promptly as practicable to reduce employer contributions. Contributions made by the Company are netted against forfeited, non-vested amounts that accumulate during the year. Employer contributions were reduced by $9,657 and $5,642 during 2008 and 2007, respectively, as a result of forfeited nonvested accounts. The balance in the forfeiture account was $124,436 and $24,338 as of December 31, 2008 and 2007, respectively.
Plan Amendment or Termination
Although the Company does not intend to terminate the Plan it may do so at its discretion, subject to the provisions of ERISA. All interests of the participants would be distributed to them in accordance with applicable provisions of the Internal Revenue Code.
Note 2 — Summary of Significant Accounting Policies
A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:
Basis of Accounting
The accompanying financial statements have been prepared using the accrual basis.

Aqua America, Inc. 401(k) Plan
Notes to Financial Statements
December 31, 2008 and 2007
Note 2 — Summary of Significant Accounting Policies (Continued)
Basis of Accounting (Continued)
As described in Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (“the FSP”), investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan. As required by the FSP, the Statements of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statements of Changes on Net Assets Available for Benefits is prepared on a contract value basis.
Use of Estimates
The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan’s management to use estimates and assumptions that affect the accompanying financial statements and disclosures. Significant estimates include the determination of the fair value of Plan assets. Actual results could differ from these estimates.
Administration
The Plan is administered by a committee (the “Committee”) consisting of three or more individuals selected by and who may be removed at any time by the Board of Directors of Aqua America, Inc. The Committee members may be employees of Aqua America, Inc. and may be participants in the Plan. The Committee members receive no compensation from the Plan for their services in such capacity. The Committee has extensive administrative powers in connection with the Plan, including authority to interpret the provisions of the Plan, to adopt rules for its administration and to make other decisions with respect to the Plan.
The trustee for the Plan invests in the Plan’s funds as instructed. The principal duties of the trustee are to receive all contributions made to the Plan and to make investments and pay benefits.
Substantially all of the administrative expenses of the Plan are paid by the Company.

Aqua America, Inc. 401(k) Plan
Notes to Financial Statements
December 31, 2008 and 2007
Note 2 — Summary of Significant Accounting Policies (Continued)
Investment Valuation
The Plan’s investments are stated at fair value. Investments in registered investment companies are valued at quoted market prices which represents the net asset value of shares held by the Plan. Common/collective trust funds are valued at unit value, which represents the fair value of the underlying assets. Therefore, the value of the common/collective trust fund is at fair value. The fair value of the underlying assets which are deemed fully benefit-responsive investment contracts is calculated by discounting the related cash flows based on current yields of similar investments with comparable durations. Aqua America, Inc. common stock is valued at its quoted market price. The fair value of the guaranteed investment contract is calculated by discounting the related cash flows based on current yields of similar investments with comparable durations. Loans to participants are valued at their amortized cost, which approximates fair value. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.
Investments of the Plan are exposed to various risks, such as interest rate, market, and credit. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that changes in risks in the near term would materially affect investment assets reported in the Statements of Net Assets Available for Benefits.
Dividend income is recorded on the ex-dividend date and interest income is recorded when earned. Realized gains and losses on the sale of the Aqua America, Inc. stock are based on average cost of the securities sold. Purchases and sales are recorded on a trade date basis.
Investment Fees
Net investment returns reflect certain fees paid by the investment advisors, transfer agents, and others as further described in each fund prospectus or other published documents. These fees are deducted prior to allocation of the Plan’s investment activity and thus are not separately identifiable as an expense.
Payments of Benefits
Benefits are recorded when paid.
Income Taxes
The Plan is exempt from federal income taxes under the Internal Revenue Code.

Aqua America, Inc. 401(k) Plan
Notes to Financial Statements
December 31, 2008 and 2007
Note 3 — Fair Value Measurements
The Plan adopted Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” on January 1, 2008. This statement defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under FASB Statement No. 157 are as follows:
•	Level 1: unadjusted quoted prices in active markets for identical assets or liabilities that the Plan has the ability to access;
•	Level 2: inputs other than Level 1 that are observable, either directly or indirectly, such as quoted market prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in non-active markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; or
•	Level 3: inputs that are unobservable and significant to the fair value measurement.
The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Aqua America, Inc. 401(k) Plan
Notes to Financial Statements
December 31, 2008 and 2007
Note 3 — Fair Value Measurements (Continued)
The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2008:

	Investments at Fair Value as of December 31, 2008
	Level 1	Level 2	Level 3	Total

Registered investment companies	$43,390,510	$—	$—	$43,390,510

Aqua America, Inc. common stock	38,216,521	—	—	38,216,521

Guaranteed investment contract	—	—	3,028,405	3,028,405

Common collective fund	—	3,955,579	—	3,955,579

Participant loans	—	—	2,262,731	2,262,731

Total investments at fair value	$81,607,031	$3,955,579	$5,291,136	$90,853,746

The following table sets forth a summary of changes in the fair value of the Plan’s Level 3 investments for the year ended December 31, 2008:

	Guaranteed
	investment	Participant
	contract	loans

Balance, beginning of year	$—	$472,619

Unrealized gains (losses) relating to instruments still held at the reporting date	(446,997)	—

Purchases, sales, issuances, plan transfers, and settlements (net)	3,475,402	1,790,112

Balance, end of year	$3,028,405	$2,262,731

The amounts shown above as unrealized gains (losses) relating to instruments still held at the reporting date include amounts representing a change in the fair value of fully benefit-responsive investment contracts. As discussed in Note 2, the activity for these investments is recorded on a contract value basis, thus the amounts above are not reflected in the Statements of Changes in Net Assets Available for Benefits.

Aqua America, Inc. 401(k) Plan
Notes to Financial Statements
December 31, 2008 and 2007
Note 4 — Investments
The following table presents the fair value of investments:

Investments	2008		2007

Investments at fair value, by reference to quoted market prices:

Registered investment companies:
T. Rowe Price 2015 Fund	$9,706,966	*	$—
T. Rowe Price 2020 Fund	8,449,409	*	—
T. Rowe Price 2025 Fund	5,747,846	*	—
American Century Balanced Fund	—		562,841
American Century International Growth Fund	—		674,499	*
American Century Strat. Alloc. Mod. Fund	—		746,007	*
American Century Value Fund	—		811,248	*
American Century Vista Fund	—		1,057,263	*
JP Morgan Equity Index Fund	—		711,182	*
LKCM SC Equity Fund	—		683,581	*
Other registered investment companies	19,486,289		1,611,029

Total Registered Investment Companies	43,390,510		6,857,650

Common Stock:
Aqua America, Inc. Common Stock	38,216,521	*	2,696,785	*

Total Investments at Fair Value, by Reference to Quoted Market Prices	81,607,031		9,554,435

Investments at fair value:

Guaranteed investment contract:
Aetna Life Insurance Company Fixed Income Account	3,028,405	**	—
Common collective funds:
T. Rowe Price Stable Value Fund	3,955,579	***	—
JP Morgan Stable Asset Income Fund	—		1,152,499	*,****

Investments at estimated fair value:
Loans due from participants	2,262,731		472,619

Total Investments at Fair Value	$90,853,746		$11,179,553

*	Investments represented 5% or more of the Plan’s net assets available for benefits in the respective plan year.

**	Contract value of $3,303,799.

***	Contract value of $3,992,659.

****	Contract value of $1,168,970.

Aqua America, Inc. 401(k) Plan
Notes to Financial Statements
December 31, 2008 and 2007
Note 4 — Investments (Continued)
The Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value during the years ended December 31, 2008 and 2007 as follows:

	2008	2007

Aqua America, Inc. common stock	$(1,132,258)	$(204,659)
Common collective fund	112,108	52,085
Registered investment companies	(23,485,532)	50,729

Total	$(24,505,682)	$(101,845)

Note 5 — Investment Contract with Insurance Company
Effective January 1, 2008, along with the merger of the plans as discussed in Note 1, the Plan’s investments included two fully benefit-responsive investment contracts, one with Aetna, Inc. and the other with ING, Inc. Both parties maintain the contributions in a general account. Until on or about June 2, 2008, each account was credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. Both ING, Inc. and Aetna, Inc. are contractually obligated to repay the principal and a specific interest rate that is guaranteed to the Plan. On or about June 2, 2008, the ING, Inc. guaranteed investment contract was terminated and the proceeds were invested in funds at the participants’ direction. Due to restrictions in the Aetna contract, the guaranteed investment contract held by Aetna, Inc. was frozen to new contributions and transfers and an agreement was entered into with the Plan to transfer the funds to the T. Rowe Price Stable Value Fund over six annual installments, the first of which was made in June 2008. As described in Note 2, because the guaranteed investment contracts are fully benefit-responsive, contract value is the relevant measurement attribute for that portion of the net assets available for benefits attributable to the guaranteed investment contracts. Contract value, as reported by Aetna, Inc., and ING, Inc. represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value, except as described above.
There are no reserves against contract value for credit risk of the contract issuer or otherwise.
The fair value of the investment contract at December 31, 2008 was $3,028,405. The average yield for 2008 was approximately 3.6%. The crediting interest rate for 2008 was 4.0%. The average yield and crediting interest rate reflect combined returns for the Aetna, Inc. and ING, Inc. investment contracts. The crediting interest rates are based on a formula agreed upon by the issuers, but may not be less than 3.5%. The interest rate for the Aetna, Inc. investment contract is fixed and guaranteed until maturity.
Certain events, such as premature termination of the contract by the Plan or the termination of the Plan would limit the Plan’s ability to transact at contract value with Aetna, Inc. The Plan administrator believes the occurrence of such events that would also limit the Plan’s ability to transact at contract value with the Plan’s participants is not probable.

Aqua America, Inc. 401(k) Plan
Notes to Financial Statements
December 31, 2008 and 2007
Note 6 — Nonparticipant-Directed Investments
Information about the net assets available for benefits as of December 31, 2008 and 2007 and the significant components of the changes in net assets relating to the nonparticipant-directed investments for the years ended December 31, 2008 and 2007 is as follows:

	2008	2007

Net Assets:

Aqua America, Inc. common stock	$31,004,216	$1,113,399

Employer contribution receivable	22,400	11,116

Total	$31,026,616	$1,124,515

Changes in Net Assets:
Contributions	$1,434,814	$408,890
Interest and dividends	757,764	21,833
Net depreciation	(1,067,771)	(85,789)
Plan transfers	31,962,471	—
Interfund transfers	(2,147,922)	(76,312)
Benefits paid to participants	(1,037,255)	(85,224)

Total	$29,902,101	$183,398

Note 7 — Related Party and Party-in-Interest Transactions
Certain Plan investments are shares of registered investment companies managed by T. Rowe Price Company. T. Rowe Price Company is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in interest transactions. Investment management fees paid to T. Rowe Price during 2008 were netted against investment returns. Investment management fees paid to J.P Morgan, the plan trustee prior to T. Rowe Price, and American Century Investments, a related party of J.P Morgan were netted against investment returns for the year 2007 and during 2008 until T. Rowe Price Company became trustee.
As discussed in Note 6, employer matching contributions are invested in common stock of the Plan Sponsor. Participants may also elect to invest in Plan Sponsor common stock. These transactions qualify as related party and party-in-interest transactions. Total purchases at market value related to the stock for 2008 and 2007 were $3,479,694 and $1,267,110, respectively. Total sales at market value related to the stock for 2008 and 2007 were $3,410,337 and $874,123, respectively. These amounts do not include investments in plan Sponsor common stock transferred to the Plan as of January 1, 2008 as described in Note 1.

Aqua America, Inc. 401(k) Plan
Notes to Financial Statements
December 31, 2008 and 2007
Note 8 — Tax Status
The Internal Revenue Service issued a determination letter dated September 30, 2003, which stated that the Plan and related trust qualified under applicable provisions of the Internal Revenue Code (IRC) and, therefore, are exempt from federal income taxes. The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan’s counsel believe that the Plan is designed and is currently being operated in compliance with applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements.
Note 9 — Plan Amendment
The Hydraulics, Ltd. Retirement Plan, a frozen plan sponsored by Aqua North Carolina, Inc. as successor to Hydraulics, Ltd., was merged with and into the Plan. The Hydraulics, Ltd. Retirement Plan third party administrators transferred $93,941 into the Plan during 2007. As discussed in Note 1, effective January 1, 2008, the Plan was amended to reflect the changing of the Plan’s name to the Aqua America., Inc. 401(k) Plan and plans sponsored by Aqua America, Inc. or its subsidiaries were merged into the Plan. Also as discussed in Note 1, until on or about June 2, 2008 multiple Trust Funds were maintained under the Plan; on or about June 2, 2008, the assets of the Trust Funds were combined into one fund.
Note 10 — Subsequent Event
Effective January 1, 2009, New York Water Service Corporation non-union employees employed as of January 1, 2007 became eligible participants under Group 1 and have all the rights and are governed by the same guidelines as other members of that group.
Note 11 — Reconciliation to Form 5500
The following is a reconciliation of investments at contract value per the financial statements at December 31, 2008 and December 31, 2007 to Form 5500:

	2008	2007

Investments at fair value per the financial statements	$90,853,746	11,179,533

Adjustment from fair value to contract value for fully benefit-responsive investment contract	312,474	16,471

Investments at contract value	$91,166,220	$11,196,004

Transfers of investments from merged plans at contract value*
Aqua America, Inc. Employees 401(k) Savings Plan and Trust	$—	$45,241,296
Aqua America, Inc. Thrift Plan	—	39,381,263
Personal Savings Plan for Local 473 Employees of the Philadelphia Suburban Division of Aqua Pennsylvania, Inc.	—	14,076,912

Investments at contract value per Form 5500	$91,166,220	$109,895,475

Aqua America, Inc. 401(k) Plan
Notes to Financial Statements
December 31, 2008 and 2007
Note 11 — Reconciliation to Form 5500 (Continued)
The following is a reconciliation of Plan transfers per the financial statements at December 31, 2008 and December 31, 2007 to Form 5500:

	2008	2007

Plan transfers per the financial statements	$98,766,867	$102,505

Investments transferred in per 2007 Form 5500 *
Aqua America, Inc. Employees 401(k) Savings Plan and Trust	$(45,241,296)	$45,241,296
Aqua America, Inc. Thrift Plan	(39,381,263)	39,381,263
Personal Savings Plan for Local 473 Employees of the Philadelphia Suburban Division of Aqua Pennsylvania, Inc.	(14,076,912)	14,076,912

Receivables transferred in per 2007 Form 5500 *
Aqua America, Inc. Employees 401(k) Savings Plan and Trust	$(41,795)	41,795
Aqua America, Inc. Thrift Plan	(5,449)	5,449
Personal Savings Plan for Local 473 Employees of the
Philadelphia Suburban Division of Aqua Pennsylvania, Inc.	(20,152)	20,152

Plan transfers per Form 5500	$—	$98,869,372

*	As described in Note 1 the Plan merged with three other plans of the sponsor and concurrently changed its name to Aqua America, Inc. 401(k) Plan on January 1, 2008. The effect of the merger was reported on a pro forma basis on Form 5500 as of December 31, 2007. As a result, the transfer of assets into the Plan from the Aqua America, Inc. Employees 401(k) Savings Plan and Trust, the Aqua America, Inc. Thrift Plan and the Personal Savings Plan or Local 473 Employees of the Philadelphia Suburban Division of Aqua Pennsylvania, Inc. has been reported on Form 5500 for 2007 as if the merger occurred on December 31, 2007.

Aqua America, Inc. 401(k) Plan
Notes to Financial Statements
December 31, 2008 and 2007
Note 11 — Reconciliation to Form 5500 (Continued)
The following is reconciliation of receivables per the financial statements at December 31, 2007 to Form 5500:

	2007	2007
	Employer	Participant

Receivables per the financial statements	$467,913	$36,489

Transfers of receivables from merged plans
Aqua America, Inc. Employees 401(k) Savings Plan and Trust	11,751	30,044
Aqua America, Inc. Thrift Plan	1,373	4,076
Personal Savings Plan for Local 473 Employees of the Philadelphia Suburban Division of Aqua Pennsylvania, Inc.	3,947	16,205

Receivables per Form 5500	$484,984	$86,814

Aqua America, Inc. 401(k) Plan
Schedule of Assets (Held at End of Year)
Form 5500 — Schedule H — Line 4i
EIN: 23-1702594
PN: 005
December 31, 2008

				Current
(a)	Identity of Issue (b)	Description of Investment (c)	Cost (d)	Value (e)

	Alliance NFJ Small Cap Value Fund	Registered Investment Company	N/A	$410,157
	American Funds EuroPacific Growth Fund	Registered Investment Company	N/A	797,719
	Columbia Small-Cap Growth Fund Fund	Registered Investment Company	N/A	288,151
	Davis New York Venture Fund	Registered Investment Company	N/A	441,428
	Dodge & Cox International Stock Fund	Registered Investment Company	N/A	453,291
	Fidelity Balanced Fund	Registered Investment Company	N/A	986,086
	Goldman Sachs Mid-Cap Value Fund, Instl.	Registered Investment Company	N/A	378,984
	Kinetics Water Infrastructure Fund	Registered Investment Company	N/A	55,125
	Munder Mid-Cap Core Growth Fund	Registered Investment Company	N/A	391,288
*	T. Rowe Price Growth Stock Fund	Registered Investment Company	N/A	419,399
	Vanguard 500 Index Fund	Registered Investment Company	N/A	537,374
	Vanguard Mid-Cap Index Fund	Registered Investment Company	N/A	259,365
	Vanguard Small-Cap Index Fund	Registered Investment Company	N/A	242,983
	Vanguard Total International Stock Index Fund, Inv.	Registered Investment Company	N/A	584,501
	Vanguard Windsor II Fund, Inv.	Registered Investment Company	N/A	393,520
	PIMCO Total Return Fund	Registered Investment Company	N/A	2,284,242
	Prime Reserve Fund	Registered Investment Company	N/A	8,349

Aqua America, Inc. 401(k) Plan
Schedule of Assets (Held at End of Year)
Form 5500 — Schedule H — Line 4i
EIN: 23-1702594
PN: 005
December 31, 2008

				Current
(a)	Identity of Issue (b)	Description of Investment (c)	Cost (d)	Value (e)

*	T. Rowe Price Retirement 2005 Fund	Registered Investment Company	N/A	986,702
*	T. Rowe Price Retirement 2010 Fund	Registered Investment Company	N/A	2,834,957
*	T. Rowe Price Retirement 2015 Fund	Registered Investment Company	N/A	9,706,966
*	T. Rowe Price Retirement 2020 Fund	Registered Investment Company	N/A	8,449,409
*	T. Rowe Price Retirement 2025 Fund	Registered Investment Company	N/A	5,747,846
*	T. Rowe Price Retirement 2030 Fund	Registered Investment Company	N/A	4,002,475
*	T. Rowe Price Retirement 2035 Fund	Registered Investment Company	N/A	1,345,619
*	T. Rowe Price Retirement 2040 Fund	Registered Investment Company	N/A	719,301
*	T. Rowe Price Retirement 2045 Fund	Registered Investment Company	N/A	301,324
*	T. Rowe Price Retirement 2050 Fund	Registered Investment Company	N/A	66,663
*	T. Rowe Price Retirement 2055 Fund	Registered Investment Company	N/A	26,489
*	T. Rowe Price Retirement Income Fund	Registered Investment Company	N/A	270,797
*, **	Aetna Life Insurance Company Fixed Income Account	Guaranteed Investment Contract	N/A	3,303,799
*, ***	T. Rowe Price Stable Value Fund	Common/Collective Fund	N/A	3,992,659
*	Aqua America, Inc.	Common Stock	20,878,139	38,216,521
*	Participant Loans	Participant Loans (interest rate 4.0%to 10.0%)	0	2,262,731

				$91,166,220

*	Represents party-in-interest to the Plan.

**	Fair value = $3,028,405.

***	Fair value = $3,955,579.

N/A	Historical cost has not been presented as investment is participant directed.

Aqua America, Inc. 401(k) Plan
Schedule of Reportable Transactions
Form 5500 — Schedule H — Line 4j
EIN: 23-1702594
PN: 005
Year Ended December 31, 2008

		Purchase	Selling		Current Value of Asset
Identity of Party Involved (a)	Description of Asset (b)	Price (c)	Price (d)	Cost (g)	on Transaction Date (h)	Net Gain (i)

Single Transaction		None	None	None	None	None

Series of Transactions
* Aqua America, Inc.	Common stock	$3,479,694	$—	$3,479,694	$3,479,694	$—
* Aqua America, Inc.	Common stock		3,410,337	2,191,232	3,410,337	1,219,105